Exhibit 99.1

Contact:

Kearstin Patterson

Senior Director of Corporate Communications

615-236-4419 (office)

615-517-6112 (mobile)

kpatterson@biomimetics.com

BioMimetic Therapeutics, Inc. Reports

Third Quarter 2012 Financial Results

Franklin, Tenn. – November 5, 2012 – BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) today reported its corporate highlights and financial results as of and for the three and nine months ended September 30, 2012.  For the three months ended September 30, 2012, the Company reported a net loss of $4.6 million, or $0.16 per diluted share, compared to a net loss of $7.1 million, or $0.25 per diluted share, for the same period in 2011.  For the nine months ended September 30, 2012, the Company reported a net loss of $17.1 million, or $0.61 per diluted share, compared to a net loss of $23.3 million, or $0.83 per diluted share, for the same period in 2011.  The Company ended the quarter with $44.3 million of cash, cash equivalents and investments.

Corporate Development Highlights

The following are some of the recent key Company highlights:

•	The Company continues to focus on advancing its Augment® Bone Graft Pre-Market Approval (PMA) application through the FDA review process. In September 2012, the Company amended its PMA to include the results of a study conducted on becaplermin (Regranex®) to evaluate cancer mortality. The results of the study, presented at the Second Annual Meeting of The American College of Wound & Tissue Repair, indicated no difference in either cancer incidence or cancer mortality in 12,858 matched patients (Regranex vs. no Regranex) who were recorded in the Veterans Affairs and Medicare patient records and followed for up to 11 years to identify new malignancies and cancer-related deaths. Regranex contains the same synthetic protein that is found in Augment, but is topically administered onto open skin sores daily for weeks to months compared to the one-time implantation of Augment during foot and ankle fusion surgery. Given that the same protein therapeutic is used in both Regranex and Augment, the Company believes these data strengthen the case for approval of Augment.

•	In June 2012, the Company submitted to the FDA an amendment to its PMA application for Augment Bone Graft for its use as an alternative to autograft in hindfoot and ankle fusion procedures. The amendment provided supplemental information requested by the FDA in a post-panel response letter announced by the Company earlier this year. The FDA is actively reviewing the amendment and has 180 days from the date of the filing to respond, although there can be no assurance that this timeline will not be extended. The Company reiterates guidance for a complete response letter from FDA around year-end and a final approvability decision between April 2013 and January 2014.

•	Augment Bone Graft was recently listed on the Australian Private Health Insurance Prostheses List, enabling a full launch into this market in September.

•	Following the June release of top-line data from the Canadian registration study comparing Augment® Injectable Bone Graft to autograft in foot and ankle fusion surgery, the Company recently filed a Device License Application (DLA) with Health Canada for approval to market the product candidate in Canada. The Company also intends to file for approval of Augment Injectable in other countries in the coming months. Additionally, all 105 patients enrolled in the North American randomized controlled clinical trial have completed six months follow-up, the time of the primary endpoint for the study. The patients will continue to be followed to assess safety. If the Company determines it won’t re-initiate enrollment, it expects results of the trial will be unblinded and available in the first half of next year.

•	The Company has elected to proceed with its Augment® Chronic Tendinopathy 100 patient dose ranging Phase II clinical trial. A contract research organization has been retained to assist in managing the trial. Patient enrollment is expected to begin in the first half of next year.

“We remain focused on gaining U. S. FDA marketing approval of Augment and accordingly amended our PMA to include compelling findings supporting the safety of rhPDGF-BB which we believe further strengthen the benefit: risk profile of Augment and offer another supporting factor for approval. The FDA is reviewing our submission, and we continue to anticipate additional feedback from the Agency in the coming weeks and a formal letter around year-end,” said Dr. Samuel Lynch, president and CEO of BioMimetic Therapeutics. “While we await the FDA’s complete response, we believe we are in a position to continue to advance regulatory approvals and subsequent commercialization of Augment in other parts of the world, the commercialization of Augmatrix in the U.S. and our other product development programs such as Augment Injectable Bone Graft and Augment Chronic Tendinopathy in the sports medicine area. If approved by the appropriate regulatory authorities, we believe our deep product pipeline will provide new, effective and less invasive treatment options for the repair of bone, tendons and ligaments, thus helping patients recover from their injuries and improving their quality of life.”

Additional Financial Results

As of September 30, 2012, the Company had approximately $15.5 million in cash and cash equivalents and $28.8 million in short-term investments.

For the three and nine months ended September 30, 2012, the Company reported total revenues of $0.7 million and $1.6 million, respectively, consisting of product sales, sublicense fee income and royalty income.  This compares to total revenues of $0.4 million and $1.3 million, respectively, recorded for the same periods in 2011.

Research and development expenses totaled $1.9 million for the three months ended September 30, 2012, compared to $3.6 million for the same period in 2011. For the nine months ended September 30, 2012, research and development expenses totaled $7.5 million, compared to $11.5 million for the same period in 2011. Research and development expenses include outside professional services expenses, as well as salaries, wages, benefits, payroll taxes and stock-based compensation expense for internal research and development personnel, and relate to clinical trials of our product candidates in the United States, Canada and the European Union, as well as continuing expenses associated with pre-clinical studies and regulatory filings. The 2012 expenses for manufacturing costs and outside professional services associated with clinical trials, which decreased by a combined $0.6 million and $1.1 million for the three and nine months ended September 30, 2012, respectively, were lower as certain clinical trials and pre-clinical studies have been delayed to allow the Company to conserve resources and focus attention on addressing the Augment PMA. For example, clinical trial expenditures for Augment Injectable have decreased since the Company voluntarily suspended additional screening and enrollment of patients. Salaries, benefits, payroll taxes and stock-based compensation expense in the research and development function decreased by a combined $0.9 million and $2.3 million for the three and nine months ended September 30, 2012, respectively, due to a reduction in staffing. In addition, expenses for general business activities in the research and development function, such as travel, recruiting and relocation and lab supplies, decreased by a combined $0.2 million and $0.6 million for the three and nine months ended September 30, 2012, respectively.

Selling, general and administrative expenses totaled $3.0 million for the three months ended September 30, 2012, compared to $3.6 million for the same period in 2011. For the nine months ended September 30, 2012, selling, general and administrative expenses totaled $10.2 million, compared to $12.3 million for the same period in 2011. The 2012 expenses for selling, general and administrative activities decreased primarily from the Company’s efforts to carefully manage expenses and conserve resources given the uncertainty surrounding the FDA review process of its Augment PMA application, offset partially by the Company’s sales, marketing and customer service efforts, particularly in connection with the commercial activities for Augment and Augmatrix. The $0.6 million decrease for the three months ended September 30, 2012 resulted from a $0.3 million decrease in salaries, benefits, payroll taxes and stock-based compensation expense due to a reduction in staffing, and a $0.4 million decrease in general business activities in the selling, general and administrative function, such as outside professional services, rent and utilities, dues and subscriptions, recruiting and relocation, repairs and maintenance, and taxes and licenses. These decreases are partially offset by an increase of $0.1 million in sales commissions and milestone expenses during the quarter. The $2.1 million decrease for the nine months ended September 30, 2012 resulted from a $0.5 million decrease in royalty expense, a $0.7 million decrease in outside professional fees, a $0.7 million decrease in salaries, benefits, payroll taxes and stock-based compensation expense due to a reduction in staffing, and a $0.4 million decrease in general business activities in the selling, general and administrative function, such as travel, conferences and seminars, charitable contributions, office supplies, and rent and utilities. These decreases are partially offset by an increase of $0.2 million in sales commissions and milestone expenses during the year.

2012 Financial Guidance

Based on current operating plans, forecasted timing and costs of clinical trials and other product development programs, the Company anticipates its 2012 year-end balance of cash, cash equivalents and investments to range from $32 to $39 million, and anticipates its net cash use for the year will be between $22 and $29 million. Net loss for the year ending December 31, 2012 is forecasted to be in the range of $23 to $30 million.

Conference Call and Webcast

As previously announced, BioMimetic will be hosting a conference call and webcast on Monday, November 5, 2012 at 4:30 p.m. EST to discuss the third quarter financial results. A live webcast of the conference call will be available on the Investor Relations section of BioMimetic’s website at www.biomimetics.com. The webcast will be archived on the website for at least 30 days.

The conference call may be accessed on November 5, 2012, by dialing (877) 224-4059 for U.S. and Canadian callers (passcode: 56458053). The international dial in number is (706) 902-2069, and the same passcode applies. Participants should dial in 10 minutes prior to the call.

About BioMimetic Therapeutics

BioMimetic Therapeutics (NASDAQ: BMTI) is a biotechnology company specializing in the development and commercialization of clinically proven products to promote the healing of musculoskeletal injuries and diseases, including therapies for orthopedics, sports medicine and spine applications. All Augment® branded products are based upon recombinant human platelet-derived growth factor (rhPDGF-BB), which is an engineered form of PDGF, one of the body's principal agents to stimulate and direct healing and regeneration. Through the commercialization of this patented technology, BioMimetic seeks to become the leading company in the field of regenerative medicine by providing new treatment options for the repair of bone, cartilage, tendons and ligaments.

BioMimetic has received regulatory approvals to market Augment® Bone Graft in Canada, Australia and New Zealand for use in hindfoot and ankle fusion indications. Augment is pending regulatory decisions in the U.S. and European Union for similar indications. The Company also markets a bone graft substitute line of products for orthopedic indications called AugmatrixTM Biocomposite Bone Graft.

For further information contact Kearstin Patterson, senior director of corporate communications, at 615-236-4419.

Forward-looking Statements

This press release contains forward-looking statements about our future results of operations and financial position, product development programs, business strategy, plans and objectives of management for future operations that are not historical facts. The words “may,” “continue,” “estimate,” “intend,” “plan,” “will,” “believe,” “project,” “expect,” “anticipate,” “optimistic” and similar expressions may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. There are many important factors that could cause actual results to differ materially from those indicated in the forward-looking statements, including that: (i) the FDA may not be satisfied with the Company’s amendment to its PMA and may determine such PMA is not approvable or require additional clinical trials and (ii) despite the Company’s future marketing and commercialization efforts, Augment and Augmatrix may not achieve broad market acceptance. Further, BioMimetic’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks detailed in BioMimetic’s recent annual and quarterly reports filed with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in the Company’s Annual Report on Form 10-K filed with the SEC on March 13, 2012, which are incorporated in this press release by this reference. Except as required by law, BioMimetic undertakes no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, and has no policy of doing so.

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BIOMIMETIC THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$15,494,488	$18,503,061
Investments - short term	28,771,322	42,950,397
Receivables - trade, net	347,688	85,759
Receivables - other	263,530	1,121,596
Inventory, net	4,057,139	3,528,771
Prepaid expenses	568,351	485,385
Total current assets	49,502,518	66,674,969
Receivables - long term	168,999	73,801
Prepaid expenses - long term	1,287	4,577
Property and equipment, net	4,369,802	5,304,565
Capitalized patent license fees, net	2,662,512	2,443,590
Deposits	385,000	385,000
Total assets	$57,090,118	$74,886,502

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$830,379	$2,392,910
Accrued payroll, employee benefits and payroll taxes	2,027,754	2,430,701
Other accrued expenses	344,170	634,216
Current portion of capital lease obligations	88,735	83,921
Deferred revenue	971,188	973,849
Total current liabilities	4,262,226	6,515,597
Accrued rent - related party	585,170	622,950
Capital lease obligations	67,639	131,724
Deferred revenue	12,880,245	13,604,641
Total liabilities	17,795,280	20,874,912

Stockholders’ equity:
Preferred stock, $0.001 par value; 15,000,000 shares authorized; no shares issued and outstanding as of September 30, 2012 and December 31, 2011	-	-
Common stock, $0.001 par value; 100,000,000 shares authorized; 28,225,241 shares issued and outstanding as of September 30, 2012; 28,128,280 shares issued and outstanding as of December 31, 2011	28,225	28,128
Additional paid-in capital	217,035,682	214,626,320
Accumulated other comprehensive loss	9,845	4,490
Accumulated deficit	(177,778,914)	(160,647,348)
Total stockholders’ equity	39,294,838	54,011,590
Total liabilities and stockholders’ equity	$57,090,118	$74,886,502

BIOMIMETIC THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenues:
Product sales	$359,561	$63,311	$601,694	$212,223
Royalty income	72,506	120,523	232,777	327,974
Sublicense fee income	244,792	244,793	729,056	726,396
Other income	11,805	-	28,605	-
Total revenues	688,664	428,627	1,592,132	1,266,593
Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	129,343	12,362	183,662	34,196
Research and development	1,929,659	3,604,994	7,451,535	11,453,229
Selling, general and administrative	2,998,032	3,585,505	10,158,854	12,260,820
Depreciation and capital lease amortization	233,352	359,632	952,244	893,982
Patent license fee amortization	11,227	9,626	32,233	27,235
Total costs and expenses	5,301,613	7,572,119	18,778,528	24,669,462
Loss from operations	(4,612,949)	(7,143,492)	(17,186,396)	(23,402,869)

Interest expense, net	(702)	(1,054)	(2,228)	(3,396)
Investment income, net	15,784	25,400	56,864	91,570
Gain (loss) on foreign currency translation and other transactions	(782)	(3,253)	194	(2,055)
Loss before income taxes	(4,598,649)	(7,122,399)	(17,131,566)	(23,316,750)
Income taxes	-	-	-	-

Net loss	$(4,598,649)	$(7,122,399)	$(17,131,566)	$(23,316,750)

Basic and diluted net loss per share	$(0.16)	$(0.25)	$(0.61)	$(0.83)

Comprehensive loss	$(4,592,076)	$(7,140,091)	$(17,126,211)	$(23,316,378)

Weighted average shares used to compute basic and diluted net loss per share	28,216,493	28,035,339	28,187,186	27,983,839